Exhibit 4.67
EXECUTION VERSION

SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 2, 2010, among Unitymedia Management GmbH, Unitymedia Hessen GmbH & Co. KG, Unitymedia Hessen Verwaltung GmbH and Unitymedia Beteiligungs GmbH (each a “Guaranteeing Company” and collectively, the “Guaranteeing Companies”), UPC Germany GmbH, as Issuer (the “Issuer”), and The Bank of New York Mellon, as Trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 20, 2009, providing for the issuance of an initial aggregate principal amount of €665,000,000 of 9 5/8% Senior Notes due 2019 (the “Notes”).
WHEREAS, the Indenture provides that under certain circumstances a Guaranteeing Company shall execute and deliver to the Trustee a Supplemental Indenture pursuant to which such Guaranteeing Company shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and
WHEREAS, pursuant to Section 9.05 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Guaranteeing Companies and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    AGREEMENT TO GUARANTEE. Each Guaranteeing Company hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in such Guarantee and in the Indenture.
3.    NO RECOURSE AGAINST OTHERS. No officer, employee, incorporator, member or stockholder of any Guaranteeing Company, as such, shall have any liability for any obligations of the Issuer or any Guaranteeing Company under the Notes, any Guarantees, the Indenture, the Notes Proceeds Loan, any Intercreditor Agreement, the Security Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
5.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
6.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
7.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Companies and the Issuer.
9.    RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes.
10.    SUCCESSORS. All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors.

(Signature page to follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

UNITYMEDIA MANAGEMENT GMBH, as a Guaranteeing Company

By: Authorized Signatory Name:	Authorized Signatory Title: Representative

By: Authorized Signatory Name:	Authorized Signatory Title: Representative
UNITYMEDIA HESSEN GMBH & CO. KG, as a Guaranteeing Company

By: Authorized Signatory Name:	Authorized Signatory Title: Representative

By: Authorized Signatory Name:	Authorized Signatory Title: Representative

UNITYMEDIA HESSEN VERWALTUNG GMBH, as a Guaranteeing Company

By: Authorized Signatory Name:	Authorized Signatory Title: Representative

By: Authorized Signatory Name:	Authorized Signatory Title: Representative

UNITYMEDIA NRW GMBH, as a Guaranteeing Company

By: Authorized Signatory Name:	Authorized Signatory Title: Representative

By: Authorized Signatory Name:	Authorized Signatory Title: Representative
UNITYMEDIA BETEILIGUNGS GMBH, as a Guaranteeing Company

By: Authorized Signatory Name:	Authorized Signatory Title: Representative

By: Authorized Signatory Name:	Authorized Signatory Title: Representative
UPC GERMANY GMBH, as Issuer

By: Authorized Signatory Name:	Authorized Signatory Title: Representative

By: Authorized Signatory Name:	Authorized Signatory Title: Representative

THE BANK OF NEW YORK MELLON, as Trustee

By: Authorized Signatory Name:	Authorized Signatory Title: Vice President